Exhibit 99(m)

                         LEGG MASON GLOBAL TRUST, INC.:
                      LEGG MASON INTERNATIONAL EQUITY TRUST

                      DISTRIBUTION PLAN OF SIGNATURE CLASS


     WHEREAS, Legg Mason Global Trust, Inc. ("Corporation") is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"), and has offered, and intends to continue offering, for public sale shares of common stock of its series Legg Mason International Equity Trust ("Fund");

     WHEREAS, the Corporation has registered its shares of common stock under a Registration Statement filed with the Securities and Exchange Commission and that Registration Statement is in effect as of the date hereof;

     WHEREAS, the Corporation desires to adopt a Distribution Plan pursuant to Rule 12b-1 under the 1940 Act with respect to the Fund's Signature Class of shares (the "Signature Class"), and the Board of Directors has determined that there is a reasonable likelihood that adoption of the Distribution Plan will benefit the Corporation and shareholders of the Signature Class; and

     WHEREAS, the Corporation has employed Legg Mason Wood Walker, Incorporated ("Legg Mason") as principal underwriter of the shares of the Fund;

     NOW, THEREFORE, the Corporation hereby adopts this Distribution Plan (the "Plan") in accordance with Rule 12b-1 under the 1940 Act on the following terms and conditions:

     1. A. The Corporation shall pay to Legg Mason, as compensation for Legg Mason's services as principal underwriter of the Fund's Signature Class shares, a distribution fee (as defined in Conduct Rule 2830 of the National Association of Securities Dealers, Inc. ("NASD")) at the rate not to exceed 0.50% on an annualized basis of the average daily net assets attributable to Signature Class shares of the Fund, such fee to be calculated and accrued daily and paid monthly or at such other intervals as the Board shall determine.

          B. The Corporation shall pay to Legg Mason, as compensation for ongoing services provided to the investors in Signature Class shares of the Fund, a service fee (as defined in Conduct Rule 2830 of the NASD) at the rate not to exceed 0.25% on an annualized basis of the average daily net assets attributable to Signature Class shares of the Fund, such fees to be calculated and accrued daily and paid monthly or at such other intervals as the Board shall determine.

          C. The Corporation may pay a distribution or service fee to Legg Mason at a lesser rate than the fees specified in paragraph 1.A and 1.B., respectively, of this Plan as determined by the Board from time to time and approved by votes of a majority of both (a) the Board of Directors of the Corporation and (b) those Directors who are not "interested persons" of the Corporation, as defined in the 1940 Act, and who have no direct or indirect financial interest in the operation of this Plan or any agreements related to it (the "Rule 12b-1 Directors"), cast in person at a meeting. Amounts payable

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hereunder are payable  without  regard to the aggregate  amount that may be paid over the years, provided that, so long as the limitations set forth in Conduct Rule 2830 of the NASD remain in effect and apply to distributors or dealers in the Corporation's shares, the amounts paid hereunder shall not exceed those limitations, including permissible interest.

     2. As principal underwriter of the Fund's shares, Legg Mason may spend such amounts as it deems appropriate on any activities or expenses primarily intended to result in the sale of the shares of the Fund and/or the servicing and maintenance of shareholder accounts, including, but not limited to, compensation to employees of Legg Mason, compensation to Legg Mason, other broker-dealers and other entities that engage in or support the distribution of shares or who service shareholder accounts or provide sub-accounting and recordkeeping services, expenses of Legg Mason and such other broker-dealers and other entities, including overhead and telephone and other communication expenses, the printing and distribution of prospectuses, statements of additional information, and reports for other than existing shareholders, and the preparation and distribution of sales literature and advertising materials.

     3. This Plan shall take effect on ___________, 2005, and shall continue in effect for more than one year only so long as such continuance is specifically approved at least annually together with any related agreements, by votes of a majority of both (a) the Board of Directors of the Corporation and (b) the Rule 12b-1 Directors, cast in person at a meeting or meetings called for the purpose of voting on this Plan and such related agreements; and only if the Directors who approve the Plan taking effect have reached the conclusion required by Rule 12b-1(e) under the 1940 Act.

     4. Any person authorized to direct the disposition of monies paid or payable by the Corporation pursuant to this Plan or any related agreement shall provide to the Corporation's Board of Directors and the Board shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made. Legg Mason shall submit only information regarding amounts expended for "distribution activities," as defined in this paragraph 4, to the Board in support of the distribution fee payable hereunder and shall submit only information regarding amounts expended for "service activities," as defined in this paragraph 4, to the Board in support of the service fee payable hereunder.

     For purposes of this Plan, "distribution activities" shall mean any activities in connection with Legg Mason's performance of its obligations under the underwriting agreement in effect at the time of the performance, by and between the Corporation and Legg Mason, with respect to the Signature Class of the Fund, that are not deemed "service activities." As used herein, "distribution activities" also include sub-accounting or recordkeeping services provided by an entity if the entity is compensated, directly or indirectly, by the Corporation or Legg Mason for such services. Such entity may also be paid a service fee if it provides appropriate services. Nothing in the foregoing is intended to or shall cause there to be any implication that compensation for such services must be made only pursuant to a plan of distribution under Rule 12b-1. "Service activities" shall mean activities covered by the definition of "service fee" contained in Conduct Rule 2830 of the NASD, including the provision by Legg Mason of personal, continuing services to investors in the Fund's shares. Overhead and other expenses of Legg Mason related to its

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"distribution activities" or "service activities," including telephone and other communications expenses, may be included in the information regarding amounts expended for such distribution or service activities, respectively.

     5. This Plan may be terminated with respect to the Signature Class at any time by vote of a majority of the Rule 12b-1 Directors or by vote of a majority of the outstanding shares of the Signature Class.

     6. After the issuance of Signature Class shares of the Fund, this Plan may not be amended to increase materially the amount of distribution fees provided for in paragraph 1.A. hereof or the amount of service fees provided for in paragraph 1.B. hereof unless such amendment is approved by a vote of at least a majority of the outstanding shares of the Signature Class and no material amendment to the Plan shall be made unless such amendment is approved in the manner provided for continuing approval in paragraph 3 hereof.

     7. The Corporation shall preserve copies of this Plan and any related agreements for a period of not less than six years from the date of expiration of the Plan or agreement, as the case may be, the first two years in an easily accessible place; and shall preserve copies of each report made pursuant to paragraph 4 hereof for a period of not less than six years from the date of such report, the first two years in an easily accessible place.

     8. As used in this Plan, the term "majority of the outstanding shares of the Class" means the affirmative vote, at a duly called and held meeting of the Fund's Signature Class shareholders, (i) of the holders of 67% or more of the Signature Class shares present (in person or by proxy) and entitled to vote at such meeting, if the holders or more than 50% of the outstanding Signature Class shares entitled to vote at such meeting are present in person or by proxy, or
(ii) of the holders of more than 50% of the outstanding Signature Class shares entitled to vote at such meeting, whichever is less.

     IN WITNESS WHEREOF, the Corporation has executed this Distribution Plan as of the day and year set forth below:


DATED:  __________, 2005

ATTEST:                                     LEGG MASON GLOBAL TRUST, INC.

By:________________________                 By:____________________________

ATTEST:                                     LEGG MASON WOOD WALKER
                                            INCORPORATED


By:________________________                 By:____________________________


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